Exhibit 99.1

CONTACT:	Investors	Media
	EVC GROUP	EVC GROUP
	Douglas Sherk, 415-896-6820	Sheryl Seapy, 415-272-3323
Jennifer Beugelmans, 415-896-6820

STAAR SURGICAL REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

International Visian ICL Sales Grow 56 Percent

Company Announces Cost Saving Strategies to Address Liquidity IssuesCompany
Exploring Options to Raise Additional Funds

MONROVIA, CA, March 9, 2005 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its fourth quarter and full year 2004, which ended December 31, 2004.

Total product sales for the fourth quarter were $13,951,000 compared with $12,753,000 for the same quarter last year and $12,140,000 for the third quarter of 2004. Excluding the impact of changes in currency, fourth quarter 2004 total product sales were $13,385,000, an increase of 4% over the fourth quarter of 2003. During the fourth quarter, international ICL sales increased 56% compared with the fourth quarter of 2003 and 31% compared with the third quarter of 2004.

Total product sales for the year ended December 31, 2004 were $51,685,000 compared with $50,409,000 for 2003. Total revenue for 2003 was $50,458,000, which included royalties from technology licenses that terminated as of March 31, 2003. Excluding the impact of changes in currency, total product sales for 2004 were $49,482,000, a decrease of 2% over 2003. For 2004, international sales of the ICL increased 38% compared with 2003. In addition, international sales of the Company’s pre-loaded silicone IOL continued to gain momentum in the market.

Net loss for the fourth quarter of 2004 was $4,384,000, or $0.21 per share, compared with a net loss of $3,520,000, or $0.19 per share, for the same period last year and a net loss of $2,268,000, or $0.11 per share, for the third quarter of 2004. Net loss for 2004 was $11,332,000, or $0.58 per share, compared with a net loss of $8,357,000 or $0.47 per share, for 2003. Net loss for the fourth quarter and full year 2004 included a $500,000 reserve against the partially collateralized notes of a former director. The reserve represents approximately $0.02 of the loss recorded during the fourth quarter and full year.

STAAR exited the fourth quarter with approximately $9,312,000 in cash, cash equivalents and short-term investments compared with $11,842,000 in cash and cash equivalents at October 1, 2004 and $7,286,000 at January 2, 2004. STAAR’s bank debt at the end of the fourth quarter of 2004 was approximately $3,004,000. Total current liabilities, including the bank debt, were $13,480,000.

Due to the Company’s recurring losses and negative cash flows, the Company believes it is likely to receive an opinion from its independent public accountants on its financial statements for the year ended December 31, 2004, stating that there is substantial doubt about the Company’s ability to continue as a going concern. The Company is taking steps to aggressively reduce operating expenses and increase its revenues while at the same time reviewing other strategic alternatives; however, there can be no assurance that these measures will be successful.

With revamped and stronger teams in the areas of R&D, regulatory and quality assurance, the Company began reducing its reliance on outside consultants during the fourth quarter of 2004. This reduction in spending is expected to save the Company approximately $1.0 million annually. In early February 2005, the Company implemented additional cost reduction strategies, including the reduction in size of its direct sales force, which is expected to result in another $1.0 million in annualized cost savings. The Company will continue to pursue other cost savings opportunities with the goal of realizing a total of $3.0 million in annual cost savings.

The Company does not expect to realize significant benefits from the cost reductions in the first quarter of 2005 and estimates it will use approximately $3.5 million of cash for operating activities in that quarter. While the benefit of the cost reductions will be fully implemented in the second quarter, a continued decline in U.S. sales could offset some of the savings for future periods. As a result of the level of cash available to the Company to fund ongoing operations as well as new product initiatives, STAAR Surgical is exploring opportunities to raise additional resources. These opportunities are in addition to those the Company is exploring with Morgan Stanley, its investment banker.

“As we disclosed last week, our Board of Directors is working closely with Morgan Stanley, to evaluate a number of strategic and financial alternatives, including acquisitions, mergers, licensing agreements and divestitures,” said David Bailey, President and CEO of STAAR Surgical.

“In addition, we are in the process of implementing further cost-cutting strategies,” continued Mr. Bailey. “These coupled with the cost-cutting strategies we implemented in the fourth quarter of 2004 and in February 2005, should lead to annualized cost savings of approximately $3 million. Despite these aggressive actions and considering our level of cash burn, we will need to raise additional money to fund our ongoing operations. We are in the process of evaluating all of our options to accomplish this goal.”

“Regarding receiving approval for our Visian™ ICL by the Food and Drug Administration, timing remains uncertain,” continued Mr. Bailey. “Following our meeting with the FDA on January 27, 2005, we believe that our Monrovia, California facility will be re-audited, although we have not yet requested a re-audit and the timing has not been determined. However, we were encouraged by the recent approval from the Office of Device Evaluation in Washington, DC of our application to allow our trial investigators to continue enrollment of up to 75 eyes each month in the ICL clinical investigation while the pre-market approval is pending.”

“Although international sales of our ICL and pre-loaded IOL continue to meet or exceed our internal expectations, domestic IOL sales remain challenging,” continued Mr. Bailey. “Sales of our IOLs were down 11% during the fourth quarter of 2004 compared with the same period last year. However, we are optimistic regarding our ability to bring to market our three-piece Collamer IOL and insertion system, which is scheduled for shipment in the second quarter of 2005. We continue to believe that the introduction of this new lens and injector system will greatly enhance our ability to compete in this market.”

Gross profit margin was 47.2% for the fourth quarter of 2004 compared with 56.6% for the same quarter last year and 50.2% percent for the third quarter of 2004.  The decline in gross profit was primarily due to increased costs of manufacturing engineering and quality assurance, an increase in inventory provisions, higher unit costs due to process changes and reduced volume, and a shift in geographical and product mix.

Gross profit margin for the year ended December 31, 2004 was 50.6% compared with 55.2% for 2003. Essentially, the same factors affecting the quarter affected the year.

Total selling, general, and administrative expenses in the fourth quarter increased 8% to $10,399,000 compared with the same period last year. Marketing and selling expense decreased 3.3%, on lower promotional costs in the U.S. partially offset by the negative impact of foreign exchange rate changes.

R&D expense (which includes the expense of regulatory and quality assurance activities) increased nearly 10% in the fourth quarter compared to the same period last year, primarily due to costs related to consultants utilized for the Company’s ongoing interactions with the FDA and to the costs of the redesign of the three-piece Collamer IOL and insertion system. These expenses were partially offset by the decreased R&D costs of subsidiaries as the Company consolidated these activities into one location. R&D expense for the fourth quarter of 2004 decreased 11% compared with the third quarter 2004.

General and administrative expenses for the fourth quarter of 2004 increased 13.2% compared with the fourth quarter of 2003 primarily as the result of professional fees associated with compliance with the Sarbanes-Oxley Act, increased legal fees and insurance premiums.

“We are committed to protecting and enhancing shareholder value,” continued Mr. Bailey. “While we remain focused on resolving the issues with the FDA to pave the way for an ICL approval in the U.S. as well as rejuvenating sales of our cataract products, we feel it is prudent to also consider strategic and financial alternatives. We believe that there may be several strategic and financial alternatives available to us, and we are working diligently to explore as many of them as possible.”

Conference Call

The Company will host a conference call and webcast today, March 9, 2005 at 5:00 p.m. Eastern Time to discuss the Company’s fourth quarter and full year 2004 results and recent corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2140 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Wednesday, March 16, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11025076#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL™ as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 40,000 eyes worldwide. It is currently under review by the FDA for use in the United States.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our ability to implement our cost savings strategies and realize our expected savings, the results of our response to FDA observations, our ability to reverse the decline in domestic sales of IOLs, our ability to successfully introduce and gain market acceptance of our redesigned three-piece Collamer IOL and insertion system, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.